Cooper Standard Reports Second Quarter Results;
Semiconductor-related Customer Shutdowns and Commodity Inflation Weigh on Sales and Profit

NORTHVILLE, Mich., August 4, 2021 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the second quarter 2021.

Second Quarter 2021 Summary

•Sales totaled $533.2 million, reflecting a negative impact of approximately $200 million from semiconductor-related customer shutdowns
•Net loss amounted to $63.6 million or $(3.73) per diluted share
•Adjusted EBITDA totaled $(14.7) million, including the negative impact of semiconductor-related customer shutdowns
•Net new business awards totaled $91.8 million, including $28.0 million in new business awards on electric vehicle platforms
“Our operating teams continue to perform well, delivering world-class products, technology and service to our customers around the world,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “However, volatile customer production schedules and rising material costs significantly impacted our operating efficiency and results during the quarter. We are taking aggressive actions, including commercial negotiations with customers and suppliers, to mitigate these incremental costs. Based on current customer schedules, we expect to leverage higher production volumes to drive improved financial results in the second half of the year.”

Consolidated Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(dollar amounts in millions except per share amounts)
Sales	$533.2	$340.5	$1,202.2	$995.4
Net loss	$(63.6)	$(134.2)	$(97.5)	$(244.8)
Adjusted net loss	$(51.1)	$(111.8)	$(65.6)	$(148.3)
Loss per diluted share	$(3.73)	$(7.93)	$(5.74)	$(14.49)
Adjusted loss per diluted share	$(3.00)	$(6.61)	$(3.86)	$(8.77)
Adjusted EBITDA	$(14.7)	$(93.8)	$23.8	$(85.5)
The year-over-year change in second quarter sales was primarily attributable to the non-recurrence of COVID-related customer shutdowns and favorable foreign exchange, partially offset by semiconductor-related customer shutdowns and the divestiture of certain businesses in India and Europe in July 2020. Organic sales growth, which excludes the impacts of foreign exchange and divestitures, was 54.9 percent year-over-year.

Net loss for the second quarter 2021 included restructuring charges of $11.6 million and other special items. Net loss for the second quarter 2020 included asset impairment charges of $12.6 million, restructuring charges of $9.8 million and other special items. Adjusted net loss, which excludes these items and their related tax impact, was $51.1 million in the second quarter 2021 compared to $111.8 million in the second quarter of 2020. The year-over-year improvement was primarily due to the non-recurrence of COVID-related customer shutdowns, improved manufacturing efficiency, and lower selling, administrative and engineering (SGA&E) expense, partially offset by semiconductor-related customer shutdowns, higher commodity and material costs, higher interest expense, wage inflation and lower tax benefit.

In the first six months of the year, the year-over-year change in sales was primarily attributable to the non-recurrence of COVID-related customer shutdowns and favorable foreign exchange, partially offset by semiconductor-related customer shutdowns and the divestiture of certain businesses in India and Europe in July 2020. For the first half of the year, organic sales growth, which excludes the impacts of foreign exchange and divestitures, was 22.8 percent versus the same period in 2020.

Net loss for the first six months of 2021 included restructuring charges of $32.7 million and other special items. Net loss for the first six months of 2020 included asset impairment charges of $87.3 million, restructuring charges of $17.1 million and other special items. Adjusted net loss, which excludes these items and their related tax impact, was $65.6 million in the first six months of 2021 compared to $148.3 million in the first six months of 2020. The year-over-year improvement was primarily due to the non-recurrence of COVID-related customer shutdowns, improved manufacturing efficiency and lower SGA&E expense, partially offset by semiconductor-related customer shutdowns, higher commodity and material costs, higher interest expense, wage inflation and lower tax benefit.

Adjusted net loss, adjusted EBITDA, adjusted loss per diluted share and free cash flow are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

New Business Awards

The Company continues to leverage its world-class engineering and manufacturing capabilities, its innovation programs and its reputation for quality and service to win new business awards with its customers. During the second quarter of 2021, the Company received net new business awards representing an incremental $91.8 million in anticipated future annualized sales. Importantly, these net new business awards included $28.0 million in new awards on electric vehicle platforms. For the first six months of 2021, the Company's net new business awards totaled $131.3 million, with $58.8 million in new awards on electric vehicle platforms.

New business awards related to the Company's innovation products were strong in the second quarter, with new contract awards, including both new and converted replacement business, totaling $93.8 million in anticipated future annualized sales. These awards are related to the Company’s commercialized innovation products such as MagAlloy™, Gen III Posi-Lock™, Easy-Lock™, PC2000™, EPDM Microdense and TP Microdense. Additionally, the Company has introduced new technologies through our i3 Innovation Process that are supporting future pursuits with Fortrex™, FlushSeal, TUROS™ and next-generation connection technologies.
Continuing Execution of ROIC and Margin Enhancement Initiatives

The Company remains focused on improving returns on invested capital and adjusted EBITDA margins to above 10 percent. A defined, company-wide initiative to accomplish these goals was initiated in late 2019 and the execution on the defined workstreams is ongoing. Full execution of the "Driving Value Plan" is expected to take approximately three years from inception. We believe we are on track to achieve the stated goals of the initiative by the end of 2022 with the first full year of sustained double-digit ROIC and adjusted EBITDA margins expected to be in 2023.

Segment Results of Operations

Sales

	Three Months Ended June 30,			Variance Due To:
	2021	2020	Change	Volume / Mix*	Foreign Exchange	Divestitures
	(dollar amounts in thousands)
Sales to external customers
North America	$247,525	$126,337	$121,188	$118,962	$2,226	$—
Europe	132,621	78,805	53,816	57,827	11,384	(15,395)
Asia Pacific	103,915	105,726	(1,811)	(8,707)	9,064	(2,168)
South America	14,153	3,881	10,272	10,018	254	—
Total Automotive	498,214	314,749	183,465	178,100	22,928	(17,563)
Corporate, eliminations and other	34,971	25,718	9,253	8,179	1,074	—
Consolidated sales	$533,185	$340,467	$192,718	$186,279	$24,002	$(17,563)
* Net of customer price reductions
•Volume and mix, net of customer price reductions, was driven by vehicle production volume increases in all regions, except Asia Pacific, due to non-recurrence of lengthy shutdowns in the prior year from COVID-19, offset in part by the impact of semiconductor supply issues in the current year.
•The impact of foreign currency exchange primarily related to the Euro, Chinese Renminbi, and Canadian Dollar.

Adjusted EBITDA

	Three Months Ended June 30,			Variance Due To:
	2021	2020	Change	Volume/ Mix*	Foreign Exchange	Cost (Increases)/ Decreases	Divestitures
	(dollar amounts in thousands)
Segment adjusted EBITDA
North America	$756	$(42,874)	$43,630	$47,507	$1,487	$(4,865)	$(499)
Europe	(14,391)	(41,403)	27,012	16,775	(348)	8,407	2,178
Asia Pacific	(2,302)	(2,172)	(130)	(4,423)	881	(776)	4,188
South America	(726)	(4,351)	3,625	3,152	3,246	(2,773)	—
Total Automotive	(16,663)	(90,800)	74,137	63,011	5,266	(7)	5,867
Corporate, eliminations and other	1,937	(2,952)	4,889	1,965	120	2,804	—
Consolidated adjusted EBITDA	$(14,726)	$(93,752)	$79,026	$64,976	$5,386	$2,797	$5,867
* Net of customer price reductions

•Volume and mix, net of customer price reductions, was driven by vehicle production volume increases due to non-recurrence of lengthy shutdowns in the prior year from COVID-19, offset in part by the impact of semiconductor supply issues in the current year.
•The impact of foreign currency exchange was driven by the Brazilian Real, Mexican Peso, Canadian Dollar, Euro, Polish Zloty, Czech Koruna, and Chinese Renminbi.
•The Cost (Increases) / Decreases category above includes:
◦Reduction in compensation-related expenses due to salaried headcount initiatives, lower variable employee compensation expenses, purchasing savings through lean initiatives, and restructuring savings;
◦Commodity cost, wage inflation increases and the non-recurrence of prior year government incentives; and
◦Manufacturing efficiencies of $12 million, primarily driven by our Europe and North America segments.

Cash and Liquidity

At June 30, 2021, Cooper Standard had cash and cash equivalents totaling $335.5 million and total liquidity, including availability under its amended senior asset-based revolving credit facility, of $452.6 million. Based on our current expectations for light vehicle production and customer demand for our products, we expect our current strong cash balance, anticipated incremental free cash flow in the second half of 2021 and access to flexible credit facilities will provide sufficient resources to support ongoing operations and the execution of planned strategic initiatives.

Outlook

Entering the third quarter, light vehicle manufacturers and their suppliers continue to experience significant production delays and disruption due to the ongoing global semiconductor shortage and other supply chain constraints. Higher commodity costs, rising wages, general inflation and labor availability are creating additional headwinds. At the same time, consumer demand for new light vehicles remains strong and U.S. dealer inventories are at the lowest levels in over 20 years.

Current customer schedules and industry forecasts suggest production volumes will begin to improve in the latter portion of the third quarter and continue to increase through the fourth quarter.
Based on our outlook for the global automotive industry, macroeconomic conditions, current customer production schedules and our own operating plans, the Company has updated its 2021 full year guidance as follows:

Current 2021 Guidance[1]
Sales	$2.45 - $2.60 billion
Adjusted EBITDA[2]	$75 - $105 million
Capital Expenditures	$100 - $115 million
Cash Restructuring	$40 - $45 million
Cash Taxes	$10 - $15 million

1 Guidance is representative of management's estimates and expectations as of the date it is published. Current guidance as presented in this press release considers July 2021 IHS Markit production forecasts for relevant light vehicle platforms and models, customers' planned production schedules and other internal assumptions.
2 Adjusted EBITDA is a non-GAAP financial measure. The Company has not provided a reconciliation of projected adjusted EBITDA to projected net income because full-year net income will include special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end. Due to this uncertainty, the Company cannot reconcile projected adjusted EBITDA to U.S. GAAP net income without unreasonable effort.

Conference Call Details

Cooper Standard management will host a conference call and webcast on August 5, 2021 at 9:00 a.m. ET to discuss its second quarter 2021 results, provide a general business update and respond to investor questions. A link to the live webcast of the call (listen only) and presentation materials will be available on Cooper Standard’s Investor Relations website at www.ir.cooperstandard.com/events.cfm.

To participate by phone, callers in the United States and Canada should dial toll-free (877) 374-4041. International callers should dial (253) 237-1156. Provide the conference ID 7365064 or ask to be connected to the Cooper Standard conference call. Representatives of the investment community will have the opportunity to ask questions after the presentation. Callers should dial in at least five minutes prior to the start of the call.

Individuals unable to participate during the live call may visit the investors’ portion of the Cooper Standard website (www.ir.cooperstandard.com) for a replay of the webcast.

About Cooper Standard

Cooper Standard, headquartered in Northville, Mich., is a leading global supplier of systems and components in diverse transportation and industrial markets. Products include sealing, fuel and brake delivery and fluid transfer systems. Cooper Standard employs approximately 25,000 people globally and operates in 21 countries around the world. For more information, please visit www.cooperstandard.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “outlook,” “guidance,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: the impact, and expected continued impact, of the COVID-19 outbreak on our financial condition and results of operations; significant risks to our liquidity presented by the COVID-19 pandemic risk; prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; competitive threats and commercial risks associated with our diversification strategy through our Advanced Technology Group; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations, and policies governing the terms of foreign trade such as increased trade restrictions and tariffs; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness and variable rates of interest; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal and regulatory proceedings, claims or investigations against us; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks, data privacy concerns, other disruptions in, or the inability to implement upgrades to, our information technology systems; the possible volatility of our annual effective tax rate; the possibility of a failure to maintain effective controls and procedures; the possibility of future impairment charges to our goodwill and long-lived assets; our ability to identify, attract, develop and retain a skilled, engaged and diverse workforce; our ability to procure insurance at reasonable rates; and our dependence on our subsidiaries for cash to satisfy our obligations; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.

This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Chris Andrews
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6217
roger.hendriksen@cooperstandard.com	candrews@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Sales	$533,185	$340,467	$1,202,152	$995,357
Cost of products sold	534,118	400,838	1,134,793	1,012,585
Gross (loss) profit	(933)	(60,371)	67,359	(17,228)
Selling, administration & engineering expenses	50,085	68,271	108,139	138,942
Gain on sale of business, net	195	—	(696)	—
Amortization of intangibles	1,933	3,513	3,705	7,963
Restructuring charges	11,631	9,774	32,678	17,050
Impairment charges	841	12,554	841	87,610
Operating loss	(65,618)	(154,483)	(77,308)	(268,793)
Interest expense, net of interest income	(18,125)	(12,771)	(35,909)	(23,008)
Equity in earnings (losses) of affiliates	393	(3,011)	1,179	(1,580)
Other income (expense), net	1,362	(4,701)	(3,727)	(8,141)
Loss before income taxes	(81,988)	(174,966)	(115,765)	(301,522)
Income tax benefit	(17,459)	(38,982)	(16,523)	(53,099)
Net loss	(64,529)	(135,984)	(99,242)	(248,423)
Net loss attributable to noncontrolling interests	918	1,765	1,767	3,616
Net loss attributable to Cooper-Standard Holdings Inc.	$(63,611)	$(134,219)	$(97,475)	$(244,807)

Weighted average shares outstanding
Basic	17,031,113	16,914,971	16,991,372	16,899,344
Diluted	17,031,113	16,914,971	16,991,372	16,899,344

Loss per share:
Basic	$(3.73)	$(7.93)	$(5.74)	$(14.49)
Diluted	$(3.73)	$(7.93)	$(5.74)	$(14.49)

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)
	June 30, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$335,494	$438,438
Accounts receivable, net	321,770	379,564
Tooling receivable, net	92,514	82,150
Inventories	186,422	143,742
Prepaid expenses	33,835	29,748
Income tax receivable and refundable credits	87,296	85,977
Other current assets	95,640	100,110
Total current assets	1,152,971	1,259,729
Property, plant and equipment, net	849,392	892,309
Operating lease right-of-use assets, net	103,228	109,795
Goodwill	142,769	142,250
Intangible assets, net	64,143	67,679
Other assets	164,794	140,182
Total assets	$2,477,297	$2,611,944

Liabilities and Equity
Current liabilities:
Debt payable within one year	$55,738	$40,731
Accounts payable	323,315	385,284
Payroll liabilities	109,326	112,727
Accrued liabilities	116,920	110,827
Current operating lease liabilities	23,514	21,711
Total current liabilities	628,813	671,280
Long-term debt	981,643	982,760
Pension benefits	147,870	152,230
Postretirement benefits other than pensions	50,539	49,613
Long-term operating lease liabilities	83,086	90,517
Other liabilities	52,177	41,433
Total liabilities	1,944,128	1,987,833
Equity:
Common stock	17	17
Additional paid-in capital	501,348	498,719
Retained earnings	252,795	350,270
Accumulated other comprehensive loss	(236,164)	(241,896)
Total Cooper-Standard Holdings Inc. equity	517,996	607,110
Noncontrolling interests	15,173	17,001
Total equity	533,169	624,111
Total liabilities and equity	$2,477,297	$2,611,944

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Six Months Ended June 30,
	2021	2020
Operating Activities:
Net loss	$(99,242)	$(248,423)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	65,267	72,260
Amortization of intangibles	3,705	7,963
Gain on sale of business, net	(696)	—
Impairment charges	841	87,610
Share-based compensation expense	3,002	4,935
Equity in earnings of affiliates, net of dividends related to earnings	1,032	6,825
Deferred income taxes	(21,709)	(29,052)
Other	1,192	2,053
Changes in operating assets and liabilities	(14,126)	(30,405)
Net cash used in operating activities	(60,734)	(126,234)
Investing activities:
Capital expenditures	(55,599)	(62,874)
Proceeds from sale of fixed assets and other	3,035	817
Net cash used in investing activities	(52,564)	(62,057)
Financing activities:
Proceeds from issuance of long-term debt, net of discount	—	245,000
Principal payments on long-term debt	(2,895)	(3,081)
Increase (decrease) in short-term debt, net	14,811	(3,042)
Debt issuance costs	—	(4,904)
Taxes withheld and paid on employees' share-based payment awards	(744)	(516)
Other	532	(807)
Net cash provided by financing activities	11,704	232,650
Effects of exchange rate changes on cash, cash equivalents and restricted cash	4,179	(4,036)
Changes in cash, cash equivalents and restricted cash	(97,415)	40,323
Cash, cash equivalents and restricted cash reclassified to assets held for sale	—	(11,278)
Cash, cash equivalents and restricted cash at beginning of period	443,578	361,742
Cash, cash equivalents and restricted cash at end of period	$346,163	$390,787

Reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheet:
	Balance as of
	June 30, 2021	December 31, 2020
Cash and cash equivalents	$335,494	$438,438
Restricted cash included in other current assets	8,506	4,089
Restricted cash included in other assets	2,163	1,051
Total cash, cash equivalents and restricted cash	$346,163	$443,578

Non-GAAP Measures

EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Net new business is a measure not recognized under U.S. GAAP which is a representation of potential incremental future revenue but which may not fully reflect all external impacts to future revenue. Management considers EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income (loss) adjusted to reflect income tax expense (benefit), interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted net income (loss) is defined as net income (loss) adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted basic and diluted earnings (loss) per share is defined as adjusted net income (loss) divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt. Net new business reflects anticipated sales from formally awarded programs, less lost business, discontinued programs and replacement programs and is based on IHS Markit forecast production volumes. The calculation of “net new business” does not reflect customer price reductions on existing programs and may be impacted by various assumptions embedded in the respective calculation, including actual vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business as supplements to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, net debt, free cash flow and net new business have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income (loss), it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income (loss) should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted net income (loss) and free cash flow follow.

Reconciliation of Non-GAAP Measures

EBITDA and Adjusted EBITDA
(Unaudited)
(Dollar amounts in thousands)

The following table provides a reconciliation of EBITDA and adjusted EBITDA from net loss:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss attributable to Cooper-Standard Holdings Inc.	$(63,611)	$(134,219)	$(97,475)	$(244,807)
Income tax benefit	(17,459)	(38,982)	(16,523)	(53,099)
Interest expense, net of interest income	18,125	12,771	35,909	23,008
Depreciation and amortization	35,444	42,460	68,972	80,223
EBITDA	$(27,501)	$(117,970)	$(9,117)	$(194,675)
Restructuring charges	11,631	9,774	32,678	17,050
Impairment charges (1)	841	12,554	841	87,317
Gain on sale of business, net (2)	195	—	(696)	—
Lease termination costs (3)	108	81	108	601
Project costs (4)	—	1,809	—	4,234
Adjusted EBITDA	$(14,726)	$(93,752)	$23,814	$(85,473)

Sales	$533,185	$340,467	$1,202,152	$995,357
Net loss margin	(11.9)%	(39.4)%	(8.1)%	(24.6)%
Adjusted EBITDA margin	(2.8)%	(27.5)%	2.0%	(8.6)%

(1)Non-cash impairment charges in 2021 related to fixed assets. Non-cash impairment charges in 2020 included impairment of assets held for sale and other impairment charges, net of portion attributable to our noncontrolling interests.
(2)During 2021, we recorded subsequent adjustments to the net gain on sale of business, which related to the 2020 divestiture of our European rubber fluid transfer and specialty sealing businesses.
(3)Lease termination costs no longer recorded as restructuring charges in accordance with ASC 842.
(4)Project costs recorded in selling, administration and engineering expense related to divestitures in 2020.

Adjusted Net Loss and Adjusted Loss Per Share
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)
The following table provides a reconciliation of net loss to adjusted net loss and the respective loss per share amounts:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss attributable to Cooper-Standard Holdings Inc.	$(63,611)	$(134,219)	$(97,475)	$(244,807)
Restructuring charges	11,631	9,774	32,678	17,050
Impairment charges (1)	841	12,554	841	87,317
Gain on sale of business, net (2)	195	—	(696)	—
Lease termination costs (3)	108	81	108	601
Project costs (4)	—	1,809	—	4,234
Tax impact of adjusting items (5)	(269)	(1,775)	(1,044)	(12,669)
Adjusted net loss	$(51,105)	$(111,776)	$(65,588)	$(148,274)

Weighted average shares outstanding:
Basic	17,031,113	16,914,971	16,991,372	16,899,344
Diluted	17,031,113	16,914,971	16,991,372	16,899,344

Loss per share:
Basic	$(3.73)	$(7.93)	$(5.74)	$(14.49)
Diluted	$(3.73)	$(7.93)	$(5.74)	$(14.49)

Adjusted loss per share:
Basic	$(3.00)	$(6.61)	$(3.86)	$(8.77)
Diluted	$(3.00)	$(6.61)	$(3.86)	$(8.77)

(1)Non-cash impairment charges in 2021 related to fixed assets. Non-cash impairment charges in 2020 included impairment of assets held for sale and other impairment charges, net of portion attributable to our noncontrolling interests.
(2)During 2021, we recorded subsequent adjustments to the net gain on sale of business, which related to the 2020 divestiture of our European rubber fluid transfer and specialty sealing businesses.
(3)Lease termination costs no longer recorded as restructuring charges in accordance with ASC 842.
(4)Project costs recorded in selling, administration and engineering expense related to divestitures in 2020.
(5)Represents the elimination of the income tax impact of the above adjustments by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred.

Free Cash Flow
(Unaudited)
(Dollar amounts in thousands)
The following table defines free cash flow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net cash used in operating activities	$(53,650)	$(124,204)	$(60,734)	$(126,234)
Capital expenditures	(16,982)	(12,283)	(55,599)	(62,874)
Free cash flow	$(70,632)	$(136,487)	$(116,333)	$(189,108)